Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288638

PROSPECTUS

SenesTech, Inc.

1,531,816 Shares of Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of 1,458,872 shares (the “Inducement Shares”) of our common stock, par value $0.001 per share (“Common Stock”), representing shares issuable upon the exercise of outstanding warrants to purchase up to 1,458,872 shares of Common Stock with a per share exercise price equal to $4.15 (the “Common Stock Warrants”), and 72,944 shares (the “Placement Agent Shares,” and together with the Inducement Shares, the “Shares”) of Common Stock, representing shares issuable upon the exercise of outstanding placement agent warrants to purchase up to 72,944 shares of Common Stock with a per share exercise price equal to $3.7813 (the “Placement Agent Warrants,” and together with the Common Stock Warrants, the “Warrants”). Upon any cash exercise of the Warrants by the Selling Stockholders, we will receive cash proceeds per share equal to the exercise price of the Warrants. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

The Selling Stockholders may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Shares in the section entitled “Plan of Distribution” on page 11. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (“SEC”).

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SNES.” On July 10, 2025, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $5.12 per share. Our principal executive offices are located at 13430 North Dysart Road, Suite 105, Surprise, Arizona 85379, and our telephone number is (928) 779-4143.

This prospectus, including such information that is incorporated by reference, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 4 of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 18, 2025.

You should read this prospectus and the information incorporated by reference in this prospectus and any applicable prospectus supplement before making an investment in our securities. Please read “Where You Can Find Additional Information” for more information. We have not and the Selling Stockholders have not authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus and the documents incorporated by reference or any free writing prospectus we have prepared. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of its date, or the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

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about this prospectus

The registration statement of which this prospectus forms a part that we have filed with the SEC, utilizing a shelf registration process, includes exhibits that provide more detail of the matters discussed in this prospectus. Under the shelf registration process, the Selling Stockholders may, from time to time, offer and sell the Shares described in this prospectus in one or more offerings. Information about the Selling Stockholders may change over time. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in or incorporated by reference in this prospectus, in any prospectus supplement or in a related free writing prospectus, or documents to which we otherwise refer you. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information.

Neither we nor the Selling Stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or any related free writing prospectus. This prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and any related free writing prospectus is delivered or securities are sold on a later date.

Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless the context otherwise requires, references in this prospectus to “SenesTech,” “we,” “us,” “our” and “our company” refer to SenesTech, Inc., a Delaware corporation. Our registered trademarks currently used in the United States include SenesTech, our logo, including “Sound science. Effective solutions.”, and Contrapest. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on our own internal estimates as well as independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus or the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference. Accordingly, investors should not place undue reliance on this information.

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FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). All statements other than statements of historical facts contained or incorporated herein by reference in this prospectus, including statements regarding our future operating results, future financial position, business strategy, objectives, goals, plans, prospects, markets, and plans and objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “suggests,” “targets,” “contemplates,” “projects,” “predicts,” “may,” “might,” “plan,” “would,” “should,” “could,” “can,” “potential,” “continue,” “objective,” or the negative of those terms, or similar expressions intended to identify forward-looking statements. However, not all forward-looking statements contain these identifying words. Specific forward-looking statements in this prospectus include statements regarding:

●	our belief that there are growing concerns about the environmental and ecological impact of rodenticides due to secondary exposure and bioaccumulation, including a push for safer and more humane products as consumer awareness increases;

●	our belief that ContraPest targets the reproductive systems of both male and female rats, is a highly palatable formulation, does not cause illness or changed behavior in rats, and leads to significant reductions in fertility and rat populations;

●	our belief that Evolve is a novel soft bait product in the pest control industry that reduces fertility in both male and female rats, its palatable formulation produces high acceptance for sustained consumption even when other sought-after food sources are present, and it does not cause illness in rats, and, therefore, it does not change behavior or result in bait aversion;

●	our belief that by targeting the reproductive systems of both male and female rats, and with palatability promoting continued consumption, the use of Evolve can lead to sustained reductions of the rat population;

●	our expectation that when regulatory and financial conditions permit, we will seek regulatory approval for additional jurisdictions beyond the United States;

●	our intent to use the proceeds from the exercise of any Warrants for cash for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus; and

●	our expectation to continue to incur significant expenses and operating losses in the foreseeable future.

These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and situations that are difficult to predict and that may cause our own, or our industry’s, actual results to be materially different from the future results that are expressed or implied by these statements. Accordingly, actual results may differ materially from those anticipated or expressed in such statements as a result of a variety of factors, including those discussed in Item 1A-“Risk Factors” of Part I of our Annual Report on Form 10-K, for the year ended December 31, 2024, filed with the SEC on March 13, 2025, and those contained from time to time in our other filings with the SEC. A number of factors could cause our actual results to differ materially from those indicated by the forward-looking statements. Such factors include, among others, the following:

●	the successful commercialization of our products;

●	market acceptance of our products;

●	our financial performance, including our ability to fund operations;

●	our ability to maintain compliance with Nasdaq’s continued listing requirements;

●	regulatory approval and regulation of our products; and

●	other factors and risks identified from time to time in our filings with the SEC, including this prospectus.

All forward-looking statements included herein are based on information available to us as of the date hereof and speak only as of such date. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. The forward-looking statements contained in or incorporated by reference into this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, performance or achievements.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, as described later in the prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the information incorporated by reference in this prospectus. You should read the entire prospectus and the information incorporated by reference herein carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited financial statements and the related notes, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025, and our unaudited financial statements and the related notes, which are incorporated herein by reference from our Quarterly Report on Form 10-Q for the three month period ended March 31, 2025, filed with the SEC on May 8, 2025. Please read “Where You Can Find Additional Information” on page 12 of this prospectus.

Our Company

Overview

We have developed and are commercializing products for managing animal pest populations through fertility control. Our current products focus on rat and mouse populations and are known as ContraPest, Evolve Rat and Evolve Mouse.

As far back as we can trace, rodents - and in particular rats - have been foes to mankind. Rodents pose threats to human and animal health, food security and infrastructure around the world, and we have spent centuries trying to mitigate the problems associated with these pests. Rodents are known to be reservoir hosts for at least 60 zoonotic diseases, and the potential transmission of these diseases creates a global risk to public health and safety as well as agriculture. Through consumption and contamination, rats destroy at least 20% of the global stored food supply every year. Additionally, rats cause over $27 billion in damage to public and private infrastructure annually in the United States alone by burrowing beneath foundations and gnawing on electrical wiring, insulation, fire-proofing systems and equipment.

Over the centuries, the most prevalent response to rodent infestations has been an attempt to eliminate them through the use of lethal tools such as traps and rodenticides. However, there are growing concerns about the environmental and ecological impact of rodenticides due to secondary exposure and bioaccumulation, including a push for safer and more humane products as consumer awareness increases. While some of these challenges are of recent concern, the efficacy of how rodent infestations respond has always been limited by their extraordinary reproductive rate.

CONTRAPEST. ContraPest®, our initial product, is a liquid bait, containing the active ingredients 4-vinylcyclohexene diepoxide (“VCD”) and triptolide. ContraPest, which targets the reproductive systems of both male and female rats, is a highly palatable formulation, does not cause illness or changed behavior in rats, and leads to significant reductions in fertility and rat populations. Accordingly, ContraPest is an additional tool to use as part of an integrated pest management program.

On August 2, 2016, the Environmental Protection Agency (“EPA”) granted an unconditional registration for ContraPest as a Restricted Use Product (“RUP”), requiring purchase or application oversight by a licensed professional. On October 18, 2018, the EPA approved the removal of the RUP designation and ContraPest was reclassified as a general-use pesticide. To date, ContraPest is registered in all 50 states (49 states and the District of Columbia have approved the RUP designation) and two major U.S. territories, Puerto Rico and the U.S. Virgin Islands. On March 10, 2022, the EPA granted a sub-label for ContraPest allowing for an alternative delivery system in a hanging bait station. This sub-label is marketed as Elevate Bait System™ and was designed to target roof rat habitats and infestations.

EVOLVE. The Evolve product line, which began in the form of Evolve Rat, launched in January 2024, and is currently our lead product. Evolve Rat is a soft bait product that is novel to the pest control industry and contains the active ingredient, cottonseed oil. Evolve Rat reduces fertility in both male and female rats. Additionally, its palatable formulation produces high acceptance for sustained consumption even when other sought-after food sources are present. Evolve Rat does not cause illness in rats and, therefore, it does not change behavior or result in bait aversion. By targeting the reproductive systems of both male and female rats, and with palatability promoting continued consumption, the use of Evolve can lead to sustained reductions of the rat population.

Evolve Rat meets the EPA’s minimum risk pesticide conditions under the Federal Insecticide Fungicide and Rodenticide ACT (“FIFRA”), Section 25(b). Due to its classification, Evolve is exempt from federal registration because it poses little to no risk to human health and the environment. Evolve is also made from food ingredients with tolerance exemptions for both food and nonfood applications, which allows it to be used in agricultural application. There are 10 states that accept the federal exemption for pesticide registration and require no additional determination or approval. In states that do not accept the federal exemption, we must obtain registration from the various state regulatory agencies. To date, we are authorized to sell Evolve Rat in 48 states and two major U.S. territories, Puerto Rico and the U.S. Virgin Islands.

In May 2024, we launched Evolve Mouse, our latest iteration of the Evolve product line. Evolve Mouse is a modified version of our soft bait technology and contains the active ingredient, cottonseed oil. Evolve Mouse limits reproduction of male and female mice and is also considered a minimum risk pesticide under the EPA’s FIFRA, Section 25(b). To date, we are authorized to sell Evolve Mouse in 36 states.

We are continuously enhancing ContraPest and Evolve to align with the unique needs and environments of our customers in our target verticals while simultaneously pursuing regulatory approvals and amendments to our existing U.S. registration to broaden its use and marketability. When regulatory and financial conditions permit, we will seek regulatory approval for additional jurisdictions beyond the United States.

For a complete description of our business, financial condition, results of operations and other important information, please read our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2024. For instructions on how to find copies of these documents, please read “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Recent Developments

Warrant Inducement

On June 30, 2025, we entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders (the “Holders”) of certain of our existing warrants to purchase up to 1,458,872 shares of our Common Stock, originally issued to the Holders on March 11, 2025, at an exercise price of $2.90 per share (the “Existing Warrants”). Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 1,458,872 shares of Common Stock at the existing exercise price of $2.90 per share and pay a purchase price of $0.125 per share, or an aggregate purchase price of $182,359.00, in consideration of our agreement to issue, in a private placement, new short-term Common Stock Warrants to purchase up to an aggregate of 1,458,872 shares of Common Stock at an exercise price of $4.15 per share (the “Warrant Inducement”). The Common Stock Warrants are exercisable commencing on the Closing Date (as defined below) and expire on the fifteen-month anniversary of the effective date of the registration statement of which this prospectus forms a part. The closing of the transactions contemplated pursuant to the Inducement Letters occurred on July 1, 2025 (the “Closing Date”).

We engaged H.C. Wainwright & Co., LLC (“Wainwright”) to act as our exclusive placement agent in connection with the Warrant Inducement. We also agreed to issue to the Wainwright or its designees Placement Agent Warrants to purchase up to 72,944 shares of Common Stock (representing 5.0% of the Existing Warrants being exercised), which have the same terms as the Common Stock Warrants except the Placement Agent Warrants have an exercise price equal to $3.7813 per share (125% of the offering price). The Placement Agent Warrants are exercisable commencing on the Closing Date and expire on the fifteen-month anniversary of the effective date of the registration statement of which this prospectus forms a part.

In connection with the Warrant Inducement, we also agreed to file the registration statement of which this prospectus forms a part providing for the resale of the Shares issued or issuable upon the exercise of the Warrants, as soon as practicable (and in any event within 15 calendar days of the date of the Inducement Letters), and to use commercially reasonable efforts to have such registration statement declared effective by the SEC within 60 calendar days following the date of the Inducement Letters (or within 90 calendar days following the date of the Inducement Letters in case of a “full review” of such registration statement by the SEC) and to keep the registration statement effective at all times until no holder of the Warrants owns any Warrants or Shares.

Corporate and Other Information

We were incorporated in Nevada in July 2004 and reincorporated in Delaware in November 2015. Our principal executive offices are located at 13430 North Dysart Road, Suite 105, Surprise, Arizona 85379, and our telephone number is (928) 779-4143. Our corporate website address is www.senestech.com. The information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in connection with making an investment decision.

SUMMARY OF THE OFFERING

The Selling Stockholders identified in this prospectus are offering on a resale basis an aggregate of 1,531,816 shares of Common Stock issuable upon the exercise of the Warrants.

Securities Offered by the Selling Stockholders	Up to 1,531,816 shares of our Common Stock, par value $0.001 per share, consisting of (i) 1,458,872 shares of our Common Stock issuable upon the exercise of the Common Stock Warrants, and (ii) 72,944 shares of our Common Stock issuable upon the exercise of the Placement Agent Warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Warrants for cash. We intend to use the proceeds from the exercise of any Warrants for cash for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. See “Use of Proceeds.”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” on page 4 of this prospectus and under similar headings in the documents incorporated by reference herein before deciding to invest in our securities.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SNES.”

RISK FACTORS

Investing in our securities, including our Common Stock, involves a number of risks. You should not invest unless you are able to bear the complete loss of your investment. You should carefully consider the risks described below and discussed under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, including our future reports on Form 10-K and 10-Q. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties we have described below and under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K incorporated herein by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In such case, the trading price of our Common Stock could decline and investors could lose all or a part of the money paid to buy our securities. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of these and other factors. See also the statements contained under the heading “Forward-Looking Statements.”

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, results of operations, financial condition and prospects. These risks are discussed more fully below and include risks related to the following:

Risks Related to this Offering

If we are unable to continue as a going concern, our securities will have little or no value.

We have incurred operating losses since our inception, and we expect to continue to incur significant expenses and operating losses for the foreseeable future. Our financial statements as of December 31, 2024 and 2023 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm included in its opinion for the years ended December 31, 2024 and 2023 an explanatory paragraph referring to our net loss from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. If we encounter continued issues or delays in the commercialization of our products or greater than anticipated expenses, our prior losses and expected future losses could have an adverse effect on our financial condition and negatively impact our ability to fund continued operations, obtain additional financing in the future and continue as a going concern. There are no assurances that such financing, if necessary, will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through financings, sales of our products, licensing fees, royalty payments or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

The sale of a substantial amount of our shares of Common Stock, including resale of the Shares being registered hereunder, in the public market could adversely affect the prevailing market price of our Common Stock.

We are registering for resale 1,531,816 shares of Common Stock. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of Common Stock, and the market value of our other securities. We cannot predict if and when the Selling Stockholders may sell such Shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

USE OF PROCEEDS

We are registering the Shares for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Warrants for cash. If the Warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the Warrants.

We intend to use the proceeds from the exercise of any Warrants for cash for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus.

Dilution

This offering of the Shares by the Selling Stockholders on a continuous or delayed basis in the future will not result in a change to the net tangible book value per share before and after the distribution of the Shares by the Selling Stockholders. However, purchasers of the Shares from the Selling Stockholders will experience dilution to the extent of the difference between the amount per share paid and the net tangible book value per share of our Common Stock at the time of the purchase.

DESCRIPTION OF PRIVATE PLACEMENT

On June 30, 2025, we entered into the Inducement Letters with the Holders of the Existing Warrants to purchase up to 1,458,872 shares of our Common Stock, originally issued to the Holders on March 11, 2025, at an exercise price of $2.90 per share. Pursuant to the Inducement Letters, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 1,458,872 shares of Common Stock at the existing exercise price of $2.90 per share and pay a purchase price of $0.125 per share, or an aggregate purchase price of $182,359.00, in consideration of our agreement to issue, in a private placement, new short-term Common Stock Warrants to purchase up to an aggregate of 1,458,872 shares of Common Stock at an exercise price of $4.15 per share. The Common Stock Warrants are exercisable commencing on the Closing Date and expire on the fifteen-month anniversary of the effective date of the registration statement of which this prospectus forms a part. The closing of the transactions contemplated pursuant to the Inducement Letters occurred on July 1, 2025.

We engaged Wainwright to act as our exclusive placement agent in connection with the Warrant Inducement. We also agreed to issue to the Wainwright or its designees Placement Agent Warrants to purchase up to 72,944 shares of Common Stock (representing 5.0% of the Existing Warrants being exercised), which have the same terms as the Common Stock Warrants except the Placement Agent Warrants have an exercise price equal to $3.7813 per share (125% of the offering price). The Placement Agent Warrants are exercisable commencing on the Closing Date and expire on the fifteen-month anniversary of the effective date of the registration statement of which this prospectus forms a part.

In connection with the Warrant Inducement, we also agreed to file the registration statement of which this prospectus forms a part providing for the resale of the Shares issued or issuable upon the exercise of the Warrants, as soon as practicable (and in any event within 15 calendar days of the date of the Inducement Letters), and to use commercially reasonable efforts to have such registration statement declared effective by the SEC within 60 calendar days following the date of the Inducement Letters (or within 90 calendar days following the date of the Inducement Letters in case of a “full review” of such registration statement by the SEC) and to keep the registration statement effective at all times until no holder of the Warrants owns any Warrants or Shares.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders to offer for resale, from time to time, 1,531,816 Shares issuable upon the exercise of the Warrants. The Selling Stockholders acquired the Warrants in connection with the Inducement Letters and related transactions, and we are filing the registration statement of which this prospectus is a part pursuant to the Inducement Letters.

We do not know how long the Selling Stockholders will hold the Warrants, whether the Selling Stockholders will exercise the Warrants, and upon such exercise, how long such Selling Stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

The following table presents information regarding the Selling Stockholders and the Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders, and reflects their holdings as of July 10, 2025, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the Selling Stockholders have sole or shared voting power or investment power as well as any shares the Selling Stockholders have the right to acquire within 60 days after the date of this table, including the Warrants. Unless otherwise indicated below, to our knowledge and subject to applicable community property rules, the Selling Stockholders named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage of Beneficial Ownership After Offering(4)

Lind Global Fund II, LP(5)	565,901	(6)	521,744	44,157	*
Sabby Volatility Warrant Master Fund, Ltd.(7)	746,344	(8)	746,344	—	—
PFS Trust(9)	340,000	(10)	120,000	220,000	4.4%
Intracoastal Capital, LLC(11)	32,099	(12)	30,784	1,315	*
KBB Asset Management(13)	40,000	(14)	40,000	—	—
Michael Vasinkevich(15)	95,344	(16)	46,775	48,569	*
Noam Rubinstein(15)	46,838	(17)	22,977	23,861	*
Craig Schwabe(15)	5,018	(18)	2,462	2,556	*
Charles Worthman(15)	1,489	(19)	730	759	*

*	Less than 1%.

(1)	Consists of shares of Common Stock and shares of Common Stock issuable pursuant to the full exercise of the Warrants issued in the Warrant Inducement and other warrants previously acquired from us.
(2)	Represents shares of Common Stock underlying the Warrants issued to the Selling Stockholders in the Warrant Inducement. All of the Warrants that are exercisable for the Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”).

(3)	Assumes all Shares offered by the Selling Stockholders hereby are sold and that the Selling Stockholders buy or sell no additional shares of Common Stock prior to the completion of this offering. We do not know when or in what amounts the Selling Stockholder may offer Shares for sale. The Selling Stockholder might not sell any or might sell all of the Shares offered by this prospectus. Because the Selling Stockholder may offer all or some of the Shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, we cannot estimate the number of the Shares that will be held by the Selling Stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the Shares covered by this prospectus will be held by the Selling Stockholders, including Common Stock issuable upon exercise of the Warrants issued in the Warrant Inducement.
(4)	Based on 5,020,215 shares of Common Stock, consisting of 3,506,399 shares of Common Stock outstanding as of July 10, 2025 and 1,513,816 Shares underlying the Warrants (assuming the full exercise of the Warrants), and excluding 257,744 shares of Common Stock currently held in abeyance.
(5)	The Common Stock and other securities are held by Lind Global Fund II, LP. Each of Lind Global Fund II, LP, Lind Global Partners II LLC and Jeff Easton has sole shared voting and dispositive power over the shares. The address of Lind Global Fund is c/o The Lind Partners, 444 Madison Ave, 41st Floor, New York, New York 10022. We do not have a material relationship with the Selling Stockholder other than as a result of the ownership of our Common Stock or other securities.
(6)	Consists of (i) 1,947 shares of Common Stock; and (ii) 563,954 shares of Common Stock issuable upon the exercise of outstanding warrants, including 521,744 Shares issuable upon the exercise of the Warrants issued in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part, and excludes 257,744 shares of Common Stock currently held in abeyance. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(7)	The Common Stock and other securities are held by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”). Sabby Management, LLC, the investment manager to Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz (“Mr. Mintz”), in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Sabby Management, LLC and Mr. Mintz each disclaim any beneficial ownership of these shares. The address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Captiva (Cayman) Ltd, Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands. We do not have a material relationship with the Selling Stockholder other than as a result of the ownership of our Common Stock or other securities.
(8)	Consists of 746,344 Shares issuable upon the exercise of the Warrants issued in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(9)	The Common Stock and other securities are held by PFS Trust. Grover T. Wickersham holds sole voting and dispositive power and disclaims beneficial ownership. The address of PFS Trust is 2207, Suite B, Bellanca St., Minden, Nevada 89423. We do not have a material relationship with the Selling Stockholder other than as a result of the ownership of our Common Stock or other securities.
(10)	Consists of (i) 220,000 shares of Common Stock; and (ii) 120,000 Shares issuable upon the exercise of the Warrants issued in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(11)	The Common Stock and other securities are held by Intracoastal Capital, LLC. Michael P. Kopin (“Mr. Kpoin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, Florida 33483. We do not have a material relationship with the Selling Stockholder other than as a result of the ownership of our Common Stock or other securities.

(12)	Consists of 32,099 shares of Common Stock issuable upon the exercise of outstanding warrants, including 30,784 Shares issuable upon the exercise of the Warrants issued in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(13)	The securities are held by KBB Asset Management. The address of KBB Asset Management is 47 Calle Del Sur, Palm Coast, Florida 32137. We do not have a material relationship with the Selling Stockholder other than as a result of the ownership of our Common Stock or other securities.
(14)	Consists of 40,000 Shares issuable upon the exercise of the Warrants issued in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(15)	The Selling Stockholder is affiliated with Wainwright, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as our placement agent in the Warrant Inducement. The Selling Stockholder has sole voting and dispositive power over the securities held, acquired the securities in the ordinary course of business and, at the time the securities were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(16)	Consists of 95,344 shares of Common Stock issuable upon the exercise of outstanding warrants, including 46,775 Shares issuable upon the exercise of the Warrants issued as compensation in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(17)	Consists of 46,838 shares of Common Stock issuable upon the exercise of outstanding warrants, including 22,977 Shares issuable upon the exercise of the Warrants issued as compensation in connection with Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(18)	Consists of 5,018 shares of Common Stock issuable upon the exercise of outstanding warrants, including 2,462 Shares issuable upon the exercise of the Warrants issued as compensation in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.
(19)	Consists of 1,489 shares of Common Stock issuable upon the exercise of outstanding warrants, including 730 Shares issuable upon the exercise of the Warrants issued as compensation in connection with the Warrant Inducement and being registered for resale pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholder’s warrants prohibit the exercise of such warrants if, after giving effect to such exercise, it would result in the Selling Stockholder’s, including any person or entity whose beneficial ownership would be attributable to the Selling Stockholder, beneficial ownership exceeding the applicable Beneficial Ownership Limitation.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through agreements between broker-dealers and the seller stockholder(s) to sell a specified number of such Shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the Shares short and deliver the Shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We agreed to keep this prospectus effective until the Selling Stockholders no longer own any Warrants and all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Shares being offered hereby will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

The financial statements of the Company as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus have been so incorporated in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm (which report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern, as described in Note 1 to the financial statements), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” certain information into this registration statement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and relying on the Fixing America’s Surface Transportation Act, or the FAST Act, as a smaller reporting company, subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, including documents we may file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. This prospectus and any amendments or supplements thereto incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 13, 2025.

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2025.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025.

●	Our Current Reports on Form 8-K filed with the SEC on January 10, 2025, March 11, 2025, June 10, 2025, June 30, 2025, July 1, 2025 and July 10, 2025.

●	The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on November 7, 2016, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.1 to our Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed with the SEC on April 21, 2020).

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. You may request a free copy of any or all of the reports or documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SenesTech, Inc.

13430 North Dysart Road, Suite 105

Surprise, Arizona 85379

Attn: Secretary

(928) 779-4143

We also maintain a website at www.senestech.com where incorporated reports or other documents filed with the SEC may be accessed. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be part of this prospectus.